EXHIBIT 4.95

ALTALINK INVESTMENTS, L.P.

CAPITAL MARKETS PLATFORM

Series 09-1 Supplemental Indenture

Dated as of December 16, 2009

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TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	2
1.1 Interpretation	2
1.2 Definitions	2

ARTICLE 2 TERMS OF SERIES 09-1 SENIOR BONDS	4
2.1 Terms of Series 09-1 Senior Bonds	4
2.2 Payment of Interest on Series 09-1 Senior Bonds	4
2.3 Issue of Series 09-1 Senior Bonds	5
2.4 Redemption of Series 09-1 Senior Bonds	5
2.5 Place of Redemption	5
2.6 Redemption in Part	6
2,7 Applicable Provisions	6
2.8 Negative Pledge	6

ARTICLE 3 ADDITIONAL COVENANTS	6
3.1 Use of Proceeds	6
3.2 Limitation on Additional Indebtedness	6
3.3 Limitation on Permitted Payments	7
3.4 Rating	7

ARTICLE 4 TAX COVENANTS	7
4.1 Withholding Tax	7

ARTICLE 5 OTHER MATTERS RELATING TO THE SENIOR BONDS	8
5.1 No Notice of Trusts or Equities	8
5.2 Record Date	8
5.3 Paying Agent	8
5.4 Calculation of Interest	8

ARTICLE 6 CONFIRMATION OF MASTER INDENTURE	8
6.1 Confirmation of Master Indenture	8

ARTICLE 7 ACKNOWLEDGEMENT	9
7.1 Acknowledgement	9

ARTICLE 8 ACCEPTANCE OF TRUST BY TRUSTEE	9
8.1 Acceptance of Trustee	9

ARTICLE 9 ACCOUNTING TERMS	9
9.1 Accounting Terms	9

ARTICLE 10 EXECUTION	9
10.1 Counterparts	9
10.2 Formal Date	9
10.3 Governing Law	10

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ALTALINK INVESTMENTS,L.P. SERIES 09-1
SUPPLEMENTAL INDENTURE CAPITAL
MARKETS PLATFORM SENIOR BONDS

THIS SERIES 09-1 SUPPLEMENT AL INDENTURE dated as of the 16th day of
December, 2009.

BETWEEN:

ALTALINK INVESTMENT MANAGEMENT LTD., as general partner of ALTALINK INVESTMENTS, L.P., a limited partnership created pursuant to the laws of the Province of Alberta

(hereinafter called the "Issuer")

OF THE FIRST PART

-and-

ALTALINK INVESTMENT MANAGEMENT LTD., a corporation incorporated under the laws of the Province of Alberta

(the "General Partner")

OF THE SECOND PART

-and-

BNY TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada and authorized to carry on the business of a trust company in all of the provinces and territories of Canada

(hereinafter called the "Trustee")

OF THE THIRD PART

WHEREAS by a trust indenture dated as of November 21, 2005 between the Issuer, the General Partner and the Trustee (the "Master Indenture") provision was made for the issuance of Senior Bonds of the Issuer in one or more Series, unlimited as to aggregate principal amount but issuable only upon the terms and subject to the conditions therein provided;

AND WHEREAS the Issuer has agreed to create and issue pursuant to the Master Indenture and this Supplemental Indenture, Senior Bonds, Series 09-1 due on December 16, 2016 (the "Series 09-1 Senior Bonds");

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AND WHEREAS the Issuer wishes to apply the net proceeds of the Series 09-1 Senior Bonds in accordance with the terms of Section 3 .1 hereof;

AND WHEREAS this Supplemental Indenture is executed pursuant to all necessary authorizations and resolutions of the Issuer to authorize the creation, issuance and delivery of the Series 09-1 Senior Bonds and to establish the terms, provisions and conditions thereof;

AND WHEREAS this Supplemental Indenture is hereinafter sometimes referred to as the "Series 09-1 Supplemental Indenture";

AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Issuer and not the Trustee.

NOW THEREFORETHIS INDENTURE WITNESSES that in consideration of the premises, the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1    Interpretation

This Series 09-1 Supplemental Indenture is supplemental to the Master Indenture and shall be read in conjunction therewith. Except only insofar as the Master Indenture may be inconsistent with the express provisions of this Series 09-1 Supplemental Indenture, in which case the terms of this Series 09-1 Supplemental Indenture shall govern and supersede those contained in the Master Indenture only to the extent of such inconsistency, this Series 09-1 Supplemental Indenture shall henceforth have effect so far as practicable as if all the provisions of the Master Indenture and this Series 09-1 Supplemental Indenture were contained in one instrument. The expressions used in this Series 09-1 Supplemental Indenture and in the Series 09-1 Senior Bonds which are defined in the Master Indenture shall, except as otherwise provided herein, have the meanings ascribed to them in the Master Indenture. Unless otherwise stated, any reference in this Series 09-1 Supplemental Indenture to an Article, Section or Schedule shall be interpreted as a reference to the stated Article, Section of, or Schedule to, this Series 09-1 Supplemental Indenture.

1.2    Definitions

In this Series 09-1 Supplemental Indenture:

"AILP Bank Facility" means the revolving credit facility established pursuant to the AILP Credit Agreement having a maximum principal amount of $70 million;

"AILP Credit Agreement" the credit agreement dated June 28, 2006 between the Issuer, the General Partner, The Toronto-Dominion Bank (as lender and agent of all other lenders), The Bank of Nova Scotia and all other lenders who become parties to the AILP Credit Agreement, whereby the specific terms and conditions of the AILP Bank Facility are determined;

"Canada Yield Price" means the price which will provide a yield to maturity of a Series 09-1 Senior Bond equal to the average of the mid-market yields to maturity calculated by two Investment Dealers selected by the Issuer on the Business Day preceding the day on which the notice of redemption of such Series 09-1 Senior Bond is given of a Government of Canada bond if issued with the same term to maturity (calculated from the Redemption Date) plus 0.56%;

"Construction Debt" means, at any time, on a consolidated basis, Indebtedness incurred to fund the construction of any asset required by the Issuer for the Business including the costs to purchase any related equipment provided that such asset and equipment will form part of the rate base regulated by the AEUB;

"Depository" means, with respect to Bonds of any Series issuable in whole or in part in the form of one or more Global Bonds, a clearing agency (registered, if required, under the securities legislation governing such Series) that is designated to act as depository for such Bonds pursuant to the provisions of the Supplemental Indenture authorizing such Series of Bonds;

"EBITDA" means at any time, on a consolidated basis, in respect of any fiscal period, the consolidated net income of the Issuer in such fiscal period excluding any amounts related to depreciation, amortization and all non-cash charges, interest, allowance for debt funds used during construction, gain or loss on sale of assets, extraordinary items, and income taxes, all determined in accordance with GAAP;

"Funded Debt" means, at any time, on a consolidated basis, the Indebtedness and any other obligations of the Issuer which are considered to constitute debt in accordance with GAAP (but excluding Construction Debt) after deducting cash and cash equivalents therefrom, including indebtedness for borrowed money, interest bearing liabilities, indebtedness secured by Purchase Money Obligations and the redemption price of any securities issued by the Issuer having attributes substantially similar to debt (such as securities which are redeemable at the option of the holder); but excluding accounts payable and other short term non-interest bearing liabilities, regulatory liabilities, asset retirement obligations, future income taxes (both current and long-term) and Subordinated Debt;

"Funded Debt Service" means, at any time, on a consolidated basis, (i) the aggregate amount of interest and other fees and expenses paid in respect of Funded Debt in respect of the immediately preceding twelve (12) month period plus, (ii) the aggregate amount of payments (except with respect to any principal portion thereof) which are scheduled to be made in respect of capital leases in the following twelve (12) month period;
"Global Series 09-1 Senior Bond" has the meaning set forth in Section 2.1 hereof;
"Interest Payment Date" has the meaning set forth in Section 2.1 hereof;
"Interest Rate" has the meaning set forth in Section 2.1 hereof;

"Paying Agent" has the meaning set forth in Section 4.3 hereof;

"Redemption Date" has the meaning set forth in Section 2.4 hereof;

"Redemption Price" has the meaning set forth in Section 2.4 hereof; and

"Series 09-1 Senior Bonds" means the Series of Senior Bonds issued pursuant to the Master Indenture and this Series 09-1 Supplemental Indenture.

ARTICLE 2
TERMS OF SERIES 09-1 SENIOR BONDS

2.1    Terms of Series 09-1 Senior Bonds

The Series 09-1 Senior Bonds authorized to be issued pursuant to the Master Indenture and under this Series 09-1 Supplemental Indenture shall consist of and be limited to Cdn. $150,000,000 principal amount and shall be designated as Series 09-1 Senior Bonds due December 16, 2016 and shall be referred to herein as the "Series 09-1 Senior Bonds". The Series 09-1 Senior Bonds shall be dated as of December 16, 2009, shall mature on December 16, 2016 and shall bear interest from December 16, 2009 at 5.207% per annum (for the Series 09-1 Senior Bonds such rate is the "Interest Rate"), payable semi-annually on June 16 and December 16 of each year (for the Series 09-1 Senior Bonds, each such date is an "Interest Payment Date"), commencing on June 16, 2010 after as well as before maturity and after as well as before default and judgment, with interest on amounts in default at the same rate.

The Series 09-1 Senior Bonds shall be issued as a registered Senior Bond initially in the form of a Global Bond ("Global Series 09-1 Senior Bond") registered in the name of a Depository (being, initially, CDS & Co. as nominee of CDS Clearing and Depository Services Inc.) and held by that Depository in the form appended as Schedule "A" hereto. The provisions of Article 3 of the Master Indenture shall apply to the issuance and administration of such Global Series 09-1 Senior Bond. The Series 09-1 Senior Bonds are Obligation Bonds and Senior Bonds of the Issuer and are unsecured.

If certified Series 09-1 Senior Bonds are to be registered in the name of a person other than the Depository, or its nominee, in exchange for the Global Series 09-1 Senior Bond in accordance with the terms of the Master Indenture, the Issuer shall supply the Trustee with a sufficient number of certificates substantially in the form determined by the Issuer which shall contain the appropriate conditions of such. Series 09-1 Senior Bonds as described herein, with the signatures of two Authorized Officers printed, engraved, lithographed or otherwise mechanically reproduced thereon, to facilitate all subsequent exchanges, transfers and replacement of Series 09-1 Senior Bonds.

2.2    Payment of Interest on Series 09-1 Senior Bonds

The Issuer and the Trustee, as Paying Agent for the Series 09-1 Senior Bonds, acknowledge and agree that, in respect of any Series 09-1 Senior Bonds that are represented by a Global Series 09-1 Senior Bond, interest shall be payable on the Series 09-1 Senior Bonds as contemplated herein and the Issuer shall be responsible for ensuring that sufficient funds are available in an account with, and maintained by the Depository no later than 11 :00 a.m. (Toronto time) on the Interest Payment Dates. In all other cases, interest is payable on the Series 09-1 Senior Bonds in accordance with the Master Indenture.

2.3    Issue of Series 09-1 Senior Bonds

Series 09-1 Senior Bonds, or a Global Series 09-1 Senior Bond representing one or more Series 09-1 Senior Bonds, up to the aggregate principal amount of $150,000,000 shall forthwith be duly executed by the Issuer in accordance with the Master Indenture and this Series 09-1Supplemental Indenture and delivered to the Trustee, and shall thereupon be certified by or on behalf of the Trustee and delivered to or to the order of the Issuer upon the written direction of the Issuer, without the Trustee receiving any consideration therefor, but only upon receipt by the Trustee of such written certification along with delivery of the documents referred to in the Master Indenture.

2.4    Redemption of Series 09-1 Senior Bonds

The Series 09-1 Senior Bonds will be redeemable, at the Issuer's option, in whole or in part at any time prior to maturity, and from time to time, on not more than sixty (60) and not less than thirty (30) days' notice prior to the date fixed for redemption specified in such notice ("Redemption Date") to the holders of the Series 09-1 Senior Bonds to be redeemed (or to the Depository in the case of Series 09-1 Senior Bonds represented by a Global Series 09-1 Senior Bond), at the higher of the Canada Yield Price and the principal amount of the Series 09-1 Senior Bonds to be redeemed, together, in either case, with accrued and unpaid interest to the Redemption Rate, such amount being the "Redemption Price" thereof.

2.5    Place of Redemption

The place where the Series 09-1 Senior Bonds to be redeemed are to be surrendered for payment of the Redemption Price shall be at the principal office of the Trustee in Toronto, Ontario. However, the Trustee and the Issuer acknowledge and agree that, in respect of any of the Series 09-1 Senior Bonds that are represented by a Global Series 09-1 Senior Bond registered in the name of a Depository, and interests in the Series 09-1 Senior Bonds underlying such Global Senior Bond are represented within the Depository system through book entry accounts of participants, the Redemption Price is payable to the Depository and the Issuer or the Trustee may make payment thereof by electronic funds transfer to the Depository, to such account as the Depository may direct, no later than 11 :00 a.m. (Toronto Time) on the applicable Redemption Date, or by an alternate method of payment acceptable to the Depository, the Issuer and the Trustee, for distribution to the holders of Series 09-1 Senior Bonds underlying the Global Series 09-1 Senior Bond which are being redeemed. If these payment methods are not available to the Issuer, and provided that the Depository has not given notification to the contrary, the Issuer or the Trustee may make payment by cheque payable to the Depository (which may be post-dated to the applicable Interest Payment Date) and delivered to the Depository at least two (2) Business Days prior to the applicable Redemption Date. The electronic transfer of funds or effecting payment by such other means, such as delivery of such cheque (in which case payment is to be made in a manner whereby the holder receives credit or such payment on the Redemption Date), satisfies and discharges the liability for the Redemption Price for those Series 09-1 Senior Bonds represented by the Global Series 09-1 Senior Bond to the extent of the sum represented thereby unless, in the case of payment by cheque, the same is not paid on presentation.

2.6    Redemption in Part

Where the Issuer has elected to redeem Series 09-1 Senior Bonds only in part, each Series 09-1 Senior Bond will be redeemed in part, pro rata, and the Issuer will issue new Series 09-1 Senior Bonds to the holders thereof as contemplated by Section 3 .21 of the Master Indenture.

2.7    Applicable Provisions

Save as set out in this Article 2 to the contrary, the redemption of any Series 09-1 Senior Bonds under the optional redemption feature in this Supplemental Indenture shall be conducted in accordance with Sections 3 .16 to 3 .22 of the Master Indenture.

2.8    Negative Pledge

Save and except for Permitted Encumbrances, the Issuer will not create, assume or suffer to exist any Security Interest on any of its assets, whether now owned or hereafter acquired, unless at the same time it shall secure the Series 09-1 Senior Bonds then outstanding on a pari passu basis.

ARTICLE 3
ADDITIONAL COVENANTS

3.1    Use of Proceeds

The net proceeds of the Series 09-1 Senior Bonds shall be used by the Issuer to repay all Indebtedness outstanding under the AILP Bank Facility, to invest in additional ALP limited partnership units, and, thereafter, for working capital purposes.

3.2    Limitation on Additional Indebtedness

Notwithstanding anything in the Master Indenture to the contrary, the Issuer will not directly or indirectly, nor will it allow any Subsidiary to directly or indirectly, Guarantee, incur, issue or become liable for or in respect of any additional Indebtedness unless:

(a)	no Default or Event of Default has occurred and is continuing under the Master Indenture or any Supplemental Indenture on that date;

(b)	during the prior four (4) fiscal quarters of the Issuer, the ratio of EBITDA of the Issuer to Funded Debt Service was equal to or greater than 2.25: 1.0; and

(c)	the Issuer delivers to the Trustee an Officer's Certificate certifying as to the matter in Paragraphs (a) and (b) above.

This Section 3 .2 does not apply to ALP notwithstanding that it is a Subsidiary.

3.3    Limitation on Permitted Payments

Notwithstanding anything in Section 4.1 of the Master Indenture to the contrary, the Issuer will not make any Permitted Payments unless:

(a)	no Default or Event of Default has occurred and is continuing under the Master Indenture or any Supplemental Indenture on that date;

(b)
after giving effect to the proposed Permitted Payment, the ratio of EBITDA of the Issuer calculated on a pro-forma basis for the next twelve (12) months to Funded Debt Service for such period will equal or exceed 2.5: 1.0; and

(c)	the Issuer delivers to the Trustee an Officer's Certificate certifying as to the matter in Paragraphs (a) and (b) above.

3.4    Rating

The Issuer shall maintain a rating on the Series 09-1 Senior Bonds by at least one of the Rating Agencies.

ARTICLE 4
TAX COVENANTS

4.1    Withholding Tax

If the Issuer is required to make any payment to any Governmental Authority in connection with or due to the application of any withholding tax or similar tax or rate to any payment made or due to be made pursuant to this Indenture (the "Required Amount") then the Issuer:

(a)
if it is necessary for the Issuer to identify the beneficial ownership of a Senior Bond it shall consult with such person as may be required in order to determine the beneficial ownership of the Series 09-1 Senior Bonds for the purpose of determining the appropriate rate of withholding, including the availability of any reduction in withholding pursuant to an applicable tax treaty;

(b)	may, if appropriate, deduct and withhold the Required Amount from payments made or due under this Indenture;

(c)	shall, if it deducts and withholds the Required Amount, remit the Required Amount to the relevant Governmental Authority within the time required by applicable law;

(d)
shall, if it deducts and withholds the Required Amount, promptly forward to a Senior Bondholder a certified copy of the official receipt or other documentation satisfactory to the Trustee evidencing the payment of the Required Amount to such Governmental Authority; and

(e)
shall not be responsible to increase or "gross up" any payment to any Senior Bondholder or to the Trustee on behalf of any Senior Bondholder and shall be entitled to reduce the amount of each such payment by the Required Amount, if the Issuer has deducted and withheld the

Required Amount, and the payment made to any Senior Bondholder or Trustee on behalf of any Senior Bondholder shall be deemed to have been made in full.

ARTICLE 5
OTHERMATTERS RELATING TO THE SENIOR BONDS

5.1    No Notice of Trusts or Equities

Neither the Issuer nor the Trustee nor any of their respective directors, officers or employees shall be bound to see to the execution of any trust affecting the ownership of any Series 09-1 Senior Bond or be affected by notice of any equity that may be subsisting in respect thereof.

5.2    Record Date

The record date for purposes of payment of principal, Redemption Price and interest on the Series 09-1 Senior Bonds is as of 11:00 a.m. (Toronto time) on the date that is three (3) Business Days prior to the maturity date, any Redemption Date or any Interest Payment Date, as applicable, for such Series 09-1 Senior Bonds. Principal of, Redemption Price and interest on such Series 09-1 Senior Bonds are payable to the Person registered in the register on the relevant record date as the holder of such Series 09-1 Senior Bonds. Where any of the Series 09-1 Senior Bonds are represented by a Global Series 09-1 Senior Bond registered in the name of a Depository, and interests in the Series 09-1 Senior Bonds underlying such Global Series 09-1 Senior Bond are represented within the depository system through book entry accounts of participants, the record date is intended to identify the entitlements of such participants, rather than the Depository, to the payment to be made on the ensuing payment date. The Trustee shall not be required to register any transfer or exchange of such Series 09-1 Senior Bonds during the period after any record date to the corresponding payment date.

5.3    Paying Agent

The Paying Agent for the Series 09-1 Senior Bonds shall be the Trustee at its principal office in Toronto, Ontario.

5.4    Calculation of Interest

Whenever it is necessary to calculate any amount of interest in respect of the Series 09-1 Senior Bonds for a period of less than one (1) full year, such interest shall be calculated on the basis of the number of days in the period and a year of three hundred and sixty-five (365) days, or if such period falls entirely within a leap year, three hundred and sixty-six (366) days.

ARTICLE 6
CONFIRMATION OF MASTER INDENTURE

6.1    Confirmation of Master Indenture

The Master Indenture, as supplemented to the date hereof and as further supplemented by this Supplemental Indenture, shall be and continue in full force and effect and is hereby confirmed.

ARTICLE 7
ACKNOWLEDGEMENT

7.1    Acknowledgement

The Issuer is a limited partnership formed under the Partnership Act (Alberta), a limited partner of which is only liable for any of its liabilities or any of its losses to the extent of the amount that such limited partner has contributed or agreed to contribute to its capital and such limited partner's pro rata share of any undistributed income.

ARTICLE 8
ACCEPTANCE OF TRUST BY TRUSTEE

8.1    Acceptance of Trustee

This Trustee hereby accepts the trusts in this Supplemental Indenture declared and provided and agrees to perform the same upon the terms and conditions contained herein.

ARTICLE 9
ACCOUNTING TERMS

9.1    Accounting Terms

Unless otherwise specified all accounting terms used herein shall be construed in accordance with GAAP as now or hereafter established by: (a) prior to January 1, 2011, the Canadian Institute of Chartered Accountants or any successor thereto; and (b) on and after January 1, 2011, International Financial Reporting Standards, in each case consistently applied by the Issuer, and all financial data submitted pursuant to this Series 09-1 Supplemental Indenture shall be prepared in accordance with such principles. Notwithstanding the foregoing, the provisions of Section
1.1 O(a) of the Master Indenture with respect to changes in accounting principles, shall continue in full force and effect and are hereby confirmed.

ARTICLE 10
EXECUTION

10.1    Counterparts

This Supplemental Indenture may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

10.2    Formal Date

For the purposes of convenience, this Supplemental Indenture may be referred to as bearing a formal date of December 16, 2009 irrespective of the actual date of execution hereof.

10.3    Governing Law

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

IN WITNESS OF WHICH the parties hereto have executed these presents under their respective corporate seals and the hands of their proper officers in that behalf.

ALTALINK INVESTMENT MANAGEMENT LTD., as general partner of ALTALINK INVESTMENTS, L.P.
Per:	/s/ Robert W. Schmidt
	Name:	Robert W. Schmidt
	Title:	Vice President - Finance

ALTALINK INVESTMENT MANAGEMENT LTD.
Per:	/s/ Robert W. Schmidt
	Name:	Robert W. Schmidt
	Title:	Vice President - Finance

BNY TRUST COMPANY OF CANADA
Per:	/s/ Patricia Benjamin
	Name:	Patricia Benjamin
	Title:	Authorized Signatory

SCHEDULE "A"

Form of Series 09-1 Senior Bonds

CUSIP Number: 02137PAB2
ISIN Number: CA0213 7P AB28                                No.    1

THIS BOND IS A GLOBAL BOND WITHIN THE MEANING OF THE MASTER INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS BOND MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A BOND REGISTERED, AND NO TRANSFER OF THIS BOND IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE MASTER INDENTURE

This Bond is a global Senior Bond, Series 09-1 ("Global Series 09-1 Senior Bond") of the Issuer (defined below) and registered in the name of CDS Clearing and Depository Services Inc. ("CDS") or its nominee. Unless this certificate is presented by an authorized representative of CDS to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued in respect thereof is registered in the name of CDS & CO., or in such other name as is requested by an authorized representative of CDS (and any payment is made to CDS & CO. or to such other entity as is requested by an authorized representative of CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered holder hereof, CDS & CO., has an interest in the securities respected by the certificate herein and it is a violation of its rights for another person to hold, transfer or deal with this certificate. Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is four (4) months and a day after the later of (i) December 16, 2009, and (ii) the date the Issuer became a reporting issuer in any province or territory.

ALTALINK INVESTMENTS, L.P.
(a limited partnership formed under the laws of Alberta)

CAPITAL MARKETS PLATFORM BOND

Series 09-1 due December 16, 2016                          $150,000,000

ALTALINK INVESTMENT MANAGEMENT LTD. as general partner of ALTALINK INVESTMENTS, L.P. (the "Issuer"), for the value received, hereby acknowledges itself indebted and promises to pay to CDS under its nominee, CDS & CO. (the "Depository") on December 16, 2016 (or on such earlier date as the principal sum or any part thereof shall be due or payable in accordance with the terms hereof) the sum of

ONE HUNDRED AND FIFTY MILLION DOLLARS
($150,000,000.00)
in lawful money of Canada upon presentation and surrender of this Global Series 09-1 Senior Bond at the principal office of BNY Trust Company of Canada (the "Trustee") in the City of Toronto, Ontario, and to pay interest thereon on each Interest Payment Date prior to maturity (or, if not a Business Day, on the immediately following Business Day) in like money, such interest to accrue at the Interest Rate (as applicable to Series 09-1 Senior Bonds), with interest on any amounts in default at the Interest Rate in like money. As interest on this Global Series 09-1 Senior Bond becomes due, the Issuer or the Trustee, upon receipt of sufficient funds from the Issuer, (except in case of payment at maturity or on redemption at which time payment of interest may be made upon surrender of this Global Series 09-1 Senior Bond) shall make payment thereof by electronic funds transfer to the Depository, to such account as the Depository may direct, no later than 11 :00 a.m. (Toronto time) on the Interest Payment Date, or by an alternate method of payment acceptable to the Depository , the Issuer and the Trustee, for distribution to the holders of interests in this Global Series 09-1 Senior Bond as indicated in the records of the Depository . If these payment methods are not available to the Issuer, and provided that the Depository has not given notification to the contrary, the Issuer or the Trustee may make payment by cheque payable to the Depository (which may be post-dated to the applicable Interest Payment Date) and delivered to CDS at least five (5) Business Days prior to the Interest Payment Date. The electronic transfer of funds or effecting payment by such other means, such as delivery of such cheque (in which case payment is to be made in a manner whereby the holder receives credit or such payment on the Interest Payment Date), satisfies and discharges the liability for interest upon this Global Series 09-1 Senior Bond to the extent of the sum represented thereby unless, in the case of payment by cheque, the same is not paid on presentation.

This Global Series 09-1 Senior Bond is one of a duly authorized Series of AltaLink Investments, L.P. Capital Markets Platform Bonds, issued pursuant to a trust indenture dated as of November 21, 2005 between the Issuer, the General Partner and the Trustee (the "Master Indenture"), and a supplemental indenture dated as of December 16, 2009 between the same parties (the "Series 09-1 Supplemental Indenture"). Unless otherwise defined, words and expressions used in this Global Series 09-1 Senior Bond have the meanings set forth in the Master Indenture and the Series 09-1 Supplemental Indenture.

Reference is hereby made to the Master Indenture and the Series 09-1 Supplemental Indenture, as to the rights of the holder of this Global Series 09-1 Senior Bond and the beneficial holders of Series 09-1 Senior Bonds represented hereby, the rights of the holders of Senior Bonds issued and to be issued under the Master Indenture and indentures supplemental thereto, and of the Issuer and of the Trustee in respect thereof and the terms and conditions upon which this Global Series 09-1 Senior Bond and additional Senior Bonds are issued or may hereafter be issued, all to the same effect as if the provisions of the Master Indenture and the Series 09-1 Supplemental Indenture were herein set forth, to all of which provisions the holder of this Global Series 09-1 Senior Bond assents by acceptance hereof.

Each of the Series 09-1 Senior Bonds represented by this Global Series 09-1 Senior Bond is issued in "book-entry only" form. Beneficial interests in the Senior 09-1 Senior Bond may be purchased or transferred through participants in the depository system of CDS such as investment dealers and financial institutions ("Participants") and will be represented through book entry accounts, established and maintained by CDS in accordance with its participant agreement and service rules and procedures, for Participants which use CDS services and act on their own behalf or on behalf of beneficial owners of Series 09-1 Senior Bonds (who are clients or customers of the Participants) ("Book Entry Accounts"). Transfers of interests in the Series 09-1 Senior Bonds among Participants will be effected only through such Book Entry Accounts. Upon receipt of this Global Series 09-1 Senior Bond, CDS will credit the Book Entry Accounts of those Participants with interests in the Series 09-1 Senior Bonds represented hereby in accordance with written instructions received by or on behalf of the Issuer.

This Global Series 09-1 Senior Bond may only be transferred, upon compliance with the terms and conditions prescribed in the Master Indenture, on the register kept at the principal office of the Trustee in the City of Toronto, Ontario and at such other place or places (if any) or by such other registrar or registrars (if any) as the Issuer with the approval of the Trustee may designate, by the Depository, as registered holder hereof, or its executors, administrators or other legal representatives, or its attorney (duly appointed by a written instrument satisfactory in form and content to the Trustee or other registrar), and upon compliance with such reasonable requirements as the Trustee or other registrar may prescribe.

Except in limited circumstances, this Global Series 09-Jl Senior Bond will remain in CDS's custody until maturity, if applicable, or until none of the Series 09-1 Senior Bonds represented hereby is outstanding. No beneficial owner of Series 09-1 Senior Bonds represented by this Global Series 09-1 Senior Bond is entitled to receive a definitive certificate representing Series 09-1 Senior Bonds except in limited circumstances. The Issuer and Trustee acknowledge that CDS has no Bond and that neither the Participants nor beneficial owners of Series 09-1 Senior Bonds are deemed to have notice of the provisions of this Global Series 09-1 Senior Bond by reason of the delivery of this Global Series 09-1 Senior Bond to CDS or the Depository. This Global Series 09-1 Senior Bond and the Series 09-1 Senior Bonds represented hereby, are unsecured Obligation Bonds and Senior Bonds of the Issuer and together with all other Senior Bonds issued and certified under the Master Indenture rank pari passu according to their terms without discrimination, preference or priority.

The right is reserved to the Issuer, subject to the terms and conditions set out in the Master Indenture and Series 09-1 Supplemental Indenture, to purchase Series 09-1 Senior Bonds at any time and from time to time in the open market, by tender or private contract.

The principal hereof may also become due or be declared due before stated maturity in the events, in the manner, with the effect and at the time set forth in the Master Indenture and the Series 09-1 Supplemental Indenture.

The Master Indenture contains provisions for the holding of meetings of holders of Senior Bonds and rendering resolutions passed at such meetings and instruments in writing signed by the holders of a specified majority of the Senior Bonds outstanding, binding upon holders of all Senior Bonds, subject to the provisions of the Master Indenture.

This Global Series 09-1 Senior Bond does not entitle the holder to any right or benefit under the Master Indenture or the Series 09-1 Supplemental Indenture nor is it valid or obligatory for any purpose until a certificate of authentication in respect of this Global Series 09-1 Senior Bond has been duly executed by the Trustee. .

The Series 09-1 Senior Bonds represented by this Global Series 09-1 Senior Bond are subject to redemption prior to maturity, at the option of the Issuer, at the Redemption Price determined and paid in accordance with the Series 09-1 Supplemental Indenture. Upon such redemption of less than all the outstanding Series 09-1 Senior Bonds, the Issuer and the Trustee will certify and issue to CDS a replacement Global Series 09-1 Senior Bond, registered in the name of Depository and substantially identical in form and content to this Global Series 09-1 Senior Bond, representing the principal balance of the outstanding Series 09-1 Senior Bonds ("Replacement Series 09-1 Senior Bond"). The Issuer and Trustee acknowledge that the number aggregate and principal amount of Series 09-1 Senior Bonds represented by the Replacement Series 09-1 Senior Bond, and the Book Accounts of Participants with interests in those Series 09-1 Senior Bonds, will be adjusted by CDS to account for such partial redemption.

IN WITNESS WHEREOF the Issuer has duly executed this Global Series 09-1 Senior Bond as of this l6th day of December, 2009.

ALTALINK INVESTMENT MANAGEMENT LTD., as general partner of ALTALINK INVESTMENTS, L.P.
Per:
Name:
Title:

TRUSTEE'S CERTIFICATE

This AltaLink Investments, L.P. Capital Markets Platform Bond is one of the Bonds referred to in the Master Indenture within mentioned and is an Obligation Bond and Senior Bond issued under the Series 09-1 Supplemental Indenture within mentioned.

BNY TRUST COMPANY OF CANADA, as Trustee
Per:
	Name:	Patricia Benjamin
	Title:	Authorized Signatory

(Form of Registration Panel)
(No writing hereon except by the Trustee or other registrar)

DATE OF REGISTRATION	IN WHOSE NAME REGISTERED	TRUSTEE (OR REGISTRAR
December 16, 2009	CDS & Co.	BNY Trust Company of Canada